Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports First Quarter 2025 Financial Results
Record Net Revenues of $34.7 million Representing 9% Growth from the Prior Year
Net loss of $0.3 million
Adjusted EBITDA (non-GAAP) of $6.3 million, up 64%
Adjusted EBITDA (non-GAAP) margin expanded by 6.2% to 18.2%
Stock Repurchases totaled approximately $3.0 million
Rochester Hills, Michigan, May 8, 2025 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2025.
2025 First Quarter Overview:
•Net revenues totaled $34.7 million, an increase of 9% vs. prior year.
◦Patient Services net revenue was $20.8 million, an increase of 12% vs. prior year.
◦Device Solutions net revenue was $13.9 million, an increase of 4% vs. prior year.
•Gross profit was $19.2 million, an increase of 16% vs. prior year.
•Gross margin was 55.2%, an increase of 3.7% vs. prior year.
◦Net loss was $0.3 million, or $0.01 per diluted share vs. prior year net loss of $1.1 million, or $0.05 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $6.3 million, an increase of 64% vs. prior year.
•Adjusted EBITDA (non-GAAP) margin increased 6.2% to 18.2% vs. 12.1% prior year.
•Net operating cash flow was up 372% to $1.8 million, as of March 31, 2025.
•Stock Repurchases totaled approximately $3.0 million for the quarter.
•Company liquidity totaled $47.6 million, as of March 31, 2025.
Management Discussion
Richard DiIorio, outgoing Chief Executive Officer of InfuSystem, said, “I’m very pleased to report 2025 is off to an excellent start demonstrating solid growth. The positive momentum we experienced in 2024 continued into the first quarter of 2025, positioning us for a successful year ahead. Our net revenue for the first quarter was $34.7 million, an increase of 9% over the prior year. This achievement was primarily led by the strength of our core business in Oncology and device rentals, along with growing contributions from Wound Care.
“The improvement in revenue was accompanied by other positive financial measures for the quarter including, a substantial 64% year-over-year increase in Adjusted EBITDA to $6.3 million with Adjusted EBITDA margin expanding significantly by 6.2% to 18.2% for the first quarter. Furthermore, cash flow from operations was $1.8 million, an impressive nearly fourfold improvement over the prior year first quarter. Our sharp focus on execution and operational efficiency, combined with strong demand for our innovative solutions, yielded strong first quarter performance.”

“It has been an honor to serve as InfuSystem’s Chief Executive Officer these past seven and a half years. I believe the future of the Company has never been brighter and I have every confidence that with Carrie’s leadership, the Company will continue to grow and help people live longer and healthier lives,” Mr. DiIorio concluded.
Carrie Lachance, current Chief Operating Officer and incoming Chief Executive Officer added, “I want to thank Rich for his tremendous contributions in driving InfuSystem to its current success. In recent weeks, as I have been preparing to step into the CEO role, I have actively sought input from shareholders, key members of our team and important stakeholders. While I look forward to sharing details in the near future, my immediate focus will be on ensuring a smooth and efficient transition. During this period, we will reassess every aspect of our business, ensuring that we execute our growth plans in the most capital-efficient manner.”
2025 First Quarter Financial Review
Net revenues for the quarter ended March 31, 2025 (“2025 First Quarter”) were $34.7 million, an increase of $2.7 million, or 9%, compared to $32.0 million for the quarter ended March 31, 2024 (“2024 First Quarter”). The increase included higher net revenues for both the Patient Services and Device Solutions segments.
Patient Services net revenue of $20.8 million increased $2.2 million, or 12%, during the 2025 First Quarter compared to the 2024 First Quarter. This increase was primarily attributable to additional treatment volume and increased third-party payer collections totaling $2.3 million offset partially by $0.1 million lower revenue from sales-type leases of NPWT pumps. The improved volume and collections benefited Oncology revenue by $1.7 million or 10%, Pain Management revenue by $0.1 million, or 9%, and Wound Care treatment revenue by $0.5 million, or 105%.
Device Solutions net revenue of $13.9 million increased $0.5 million, or 4%, during the 2025 First Quarter compared to the 2024 First Quarter. This increase included higher rental revenue totaling $0.9 million, or 19% offset partially by lower medical equipment sales, which decreased by $0.3 million, or 12% and lower biomedical services revenue, which decreased by $0.2 million, or 4%. The increase in rental revenue was mainly attributable to new customers added during and since the prior year period. Lower medical equipment sales were due to a large sale in the prior year to an existing rental customer and reflects how timing for large contracts can vary from quarter-to-quarter. Lower biomedical services revenue reflected a reduction in devices under contract with GE Healthcare offset partially by additional volume with other customers.
Gross profit of $19.2 million for the 2025 First Quarter increased $2.7 million, or 16%, from $16.5 million for the 2024 First Quarter. This increase was due to the increase in net revenues and by a higher gross margin. Gross profit increased for both the Patient Services and Device Solutions segments. Gross margin increased to 55.2% during the 2025 First Quarter compared to 51.5% during the same prior year period. Gross margin was higher for the Device Solutions Segment but lower for the Patient Services Segment.
Patient Services gross profit was $13.2 million during the 2025 First Quarter, representing an increase of $0.9 million, or 7%, compared to the 2024 First Quarter. The improvement reflected increased net revenue offset partially by a lower gross margin, which decreased from the prior year by 2.5% to 63.5%. The decrease in gross margin reflected higher pump disposal expenses and unfavorable product mix favoring lower gross margin revenues. These impacts were partially offset by increased third-party payer collections and improved coverage of fixed costs from higher net revenue. The unfavorable gross margin mix was mainly related to the increase in revenue related to wound care treatment revenue, which has lower average gross margin than other Patient Services revenue categories. Pump disposal expenses, which include retirements of damaged pumps and reserves for missing pumps, increased by $0.3 million during the 2025 First Quarter compared to the prior year period.
Device Solutions gross profit during the 2025 First Quarter was $6.0 million, representing an increase of $1.8 million, or 42%, compared to the 2024 First Quarter. The improvement reflected increased net revenue and higher gross margin. The Device Solutions gross margin was 42.9% during the current period, which was 11.6% higher than the same prior year period. This increase was attributable to favorable product mix favoring higher gross margin revenues, such as rental revenue, and improved cost efficiency in biomedical services.
Selling and marketing expenses for the 2025 First Quarter were $3.0 million, representing a decrease of $0.4 million, or 12%, compared to selling and marketing expenses for the 2024 First Quarter. Selling and marketing expenses as a percentage of net revenues was 8.6% representing a decrease from the prior year period amount of 10.6%. This decrease reflected a reduction in sales team members and improved coverage of fixed costs from higher net revenues.
General and administrative (“G&A”) expenses for the 2025 First Quarter were $15.3 million, an increase of $1.6 million, or 12%, from the 2024 First Quarter. The amount for 2025 included a one-time accrued severance expense of $1.0 million for the Company's outgoing CEO, which was substantially in accordance with his employment agreement. This amount was higher than the total of one-time expenses in 2024 which included a $0.6 million payment to a former member of the board of directors related to a Cooperation Agreement and a one-time payment to the Company's former audit firm for services related to their consent to include their prior year audit report in our 2023 annual report totaling $0.3 million. The remaining increase, net of these amounts of $1.5 million, included $0.5 million of expenses related to a project to upgrade the Company's information technology and business applications in 2025 but not in 2024 since the project began in the second half of 2024, additional personnel directly related to the increased net revenue including revenue cycle personnel totaling $0.4 million and a $0.2 million increase in the company's bad debt accrual which was a benefit in the prior year but an expense amount during 2025. Other increased expenses totaling $0.4 million were indirectly associated with revenue volume growth including the cost of additional personnel, information technology and general business expenses and included inflationary increases. G&A expenses as a percentage of net revenues for the 2025 First Quarter increased to 44.1% compared to 42.8% for the same prior year period.
Net loss for the 2025 First Quarter was $0.3 million, or $0.01 per diluted share, compared to a net loss of $1.1 million, or $0.05 per diluted share for the 2024 First Quarter.
Adjusted EBITDA, a non-GAAP measure, for the 2025 First Quarter was $6.3 million, or 18.2% of net revenue, and increased by $2.5 million, or 64%, compared to Adjusted EBITDA for the 2024 First Quarter of $3.9 million, or 12.1% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the three-month period ended March 31, 2025, operating cash flow provided cash totaling $1.8 million compared with $0.4 million during the same period in 2024. The increase reflected the higher Adjusted EBITDA offset partially by a higher increase in working capital during 2025. Capital expenditures, which include purchases of medical devices, totaled $3.4 million during the three-month period of 2025 which was $1.7 million, or 104%, higher than the amount purchased during the same prior year period reflecting higher revenue growth which was concentrated in business lines that are more capital intensive such as Oncology and Device Solutions Rentals.
As of March 31, 2025, available liquidity totaled $47.6 million and consisted of $46.1 million in available borrowing capacity under the Company's revolving line of credit plus cash and cash equivalents of $1.5 million. Net debt, a non-GAAP measure (calculated as total debt of $28.7 million less cash and cash equivalents of $1.5 million) as of March 31, 2025 was $27.2 million representing an increase of $3.9 million as compared to net debt of $23.3 million as of December 31, 2024 (calculated as total debt of $23.9 million less cash and cash equivalents of $0.5 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.98 to 1.00 (calculated as net debt of $27.2 million divided by Adjusted EBITDA of $27.8 million).
Full Year 2025 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2025 with net revenue growth estimated to be in the 8% to 10% range. We are also forecasting Adjusted EBITDA margin (non-GAAP) to be in the high teens, exceeding the Company's margin of 18.8% in 2024 despite the planned continued investment in the Company's business applications.

The full year 2025 guidance reflects management’s current expectations for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 11, 2025. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, May 8, 2025, at 9:00 a.m. Eastern Time to discuss its first quarter 2025 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 6704669, through May 15, 2025.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled “GAAP to Non-GAAP Reconciliation” below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2025 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2025	2024

Net revenues	$34,716	$31,995
Cost of revenues	15,549	15,521
Gross profit	19,167	16,474

Selling, general and administrative expenses:
Amortization of intangibles	248	248
Selling and marketing	2,985	3,376
General and administrative	15,316	13,695

Total selling, general and administrative	18,549	17,319

Operating income (loss)	618	(845)
Other expense:
Interest expense	(336)	(456)
Other expense (income)	(29)	3

Income (loss) before income taxes	253	(1,298)
(Provision for) benefit from income taxes	(520)	186
Net loss	$(267)	$(1,112)
Net loss per share:
Basic	$(0.01)	$(0.05)
Diluted	$(0.01)	$(0.05)
Weighted average shares outstanding:
Basic	21,125,019	21,225,768
Diluted	21,125,019	21,225,768

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended March 31,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$20,774	$18,591	$2,183
Device Solutions	15,824	15,117	707
Less: elimination of inter-segment revenues (a)	(1,882)	(1,713)	(169)
Total Device Solutions	13,942	13,404	538
Total	34,716	31,995	2,721
Gross profit:
Patient Services	13,185	12,274	911
Device Solutions	5,982	4,200	1,782
Total	$19,167	$16,474	$2,693
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended March 31,
(in thousands)	2025	2024

GAAP net loss	$(267)	$(1,112)
Adjustments:
Interest expense	336	456
Income tax provision (benefit)	520	(186)
Depreciation	3,072	2,652
Amortization	248	248

Non-GAAP EBITDA	$3,909	$2,058

Stock compensation costs	1,108	1,057
Medical equipment reserve and disposals (1)	222	(104)
Management reorganization/transition costs (2)	1,028	108
Cooperation Agreement payment and associated legal expenses	—	649
Certain other non-recurring costs	56	89

Non-GAAP Adjusted EBITDA	$6,323	$3,857

GAAP Net Revenues	$34,716	$31,995
Net Loss Margin (3)	(0.8)%	(3.5)%
Non-GAAP Adjusted EBITDA Margin (4)	18.2%	12.1%
Business Application (“ERP”) Upgrade Investment (5)	$466	$—
(1)Amounts represent a non-cash expense (benefit) recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Includes severance compensation for the outgoing CEO totaling $1.0 million.
(3)Net Loss Margin is defined as GAAP Net Loss as a percentage of GAAP Net Revenues.
(4)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(5)Represents expenses associated with a project to upgrade the Company’s information technology and business applications including a replacement of our main enterprise resource planning (“ERP”) application. The project was launched during the second quarter of 2024 and is expected to be completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	March 31, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$1,506	$527
Accounts receivable, net	23,892	21,155
Inventories, net	6,095	6,528
Other current assets	3,829	3,955

Total current assets	35,322	32,165
Medical equipment for sale or rental	2,763	3,157
Medical equipment in rental service, net of accumulated depreciation	38,615	39,175
Property & equipment, net of accumulated depreciation	3,922	4,030
Goodwill	3,710	3,710
Intangible assets, net	6,208	6,456
Operating lease right of use assets	5,244	5,374
Deferred income taxes	6,749	7,188
Derivative financial instruments	1,152	1,481
Other assets	597	878

Total assets	$104,282	$103,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,367	$9,848
Other current liabilities	7,602	7,813

Total current liabilities	15,969	17,661
Long-term debt	28,707	23,864
Operating lease liabilities, net of current portion	4,458	4,560

Total liabilities	49,134	46,085

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,973,616 issued and outstanding as of March 31, 2025 and 21,272,351 issued and outstanding as of December 31, 2024	2	2
Additional paid-in capital	114,898	113,868
Accumulated other comprehensive income	870	1,119
Retained deficit	(60,622)	(57,460)

Total stockholders’ equity	55,148	57,529

Total liabilities and stockholders’ equity	$104,282	$103,614

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2025	2024

OPERATING ACTIVITIES
Net loss	$(267)	$(1,112)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	45	(130)
Depreciation	3,072	2,652
Loss (gain) on disposal of and reserve adjustments for medical equipment	257	(43)
Gain on sale of medical equipment	(838)	(629)
Amortization of intangible assets	248	248
Amortization of deferred debt issuance costs	19	19
Stock-based compensation	1,108	1,057
Deferred income taxes	520	(186)
Changes in assets - (increase)/decrease:
Accounts receivable	(2,095)	(237)
Inventories	433	153
Other current assets	126	(685)
Other assets	729	376
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(1,577)	(1,106)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,780	377

INVESTING ACTIVITIES
Purchase of medical equipment	(3,284)	(1,493)
Purchase of property and equipment	(131)	(182)
Proceeds from sale of medical equipment, property and equipment	754	1,257
NET CASH USED IN INVESTING ACTIVITIES	(2,661)	(418)

FINANCING ACTIVITIES
Principal payments on long-term debt	(14,407)	(15,258)
Cash proceeds from long-term debt	19,231	16,069
Common stock repurchased as part of share repurchase program	(2,895)	—
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(228)	(365)
Cash proceeds from exercise of options and ESPP	159	186
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,860	632

Net change in cash and cash equivalents	979	591
Cash and cash equivalents, beginning of period	527	231
Cash and cash equivalents, end of period	$1,506	$822